Draft Solicitation Script

Conestoga Funds

Meeting Date - May 29, 2014

Toll Free Number - 855-601-2246

Inbound Greeting:

“Thank you for calling the Broadridge Proxy Services Center for the Conestoga Funds. My name is <Agent Name> and this call is being recorded for quality assurance. How may I assist you today?”

Outbound Greeting:

“Hello is Mr. /Ms.                            available please?

Hi Mr. /Ms.                          , my name is <Agent Name> and I am calling on behalf of Conestoga Funds on a recorded line.  Recently we sent you proxy materials for the upcoming Special Meeting of Shareholders to be held on May 29, 2014 and we have not received your vote.”

Voting:

“The Board of Trustees of Conestoga Funds recommends that shareholders vote “FOR” each of the proposals.  Would you like to vote along with the recommendations of the Board?”

“Would you like to vote all of your accounts accordingly?”

“Thank you, I am recording your <for, against, abstain> vote for the proposals.  For confirmation purposes, please state your full name.”

“And according to our records, you currently reside in <read city, state, and Zip Code>

To ensure we have the correct street address for the confirmation, please state your street address.”

“Thank you.  You will receive a confirmation of your voting instructions through the mail within 5 days.  If you have any questions, please contact us at the toll free number listed on the confirmation.”

“Mr./Ms. <Shareholder’s Last Name>, your vote is important and your time is appreciated.  Thank you and have a good <day, evening, night>.”

If Unsure of voting or does not want to vote along with the recommendation of the Board:

“Would you like me to review each of the proposals with you? “ (After review, ask them if they would like to vote now over the phone.)

If Not Received/Requesting material to be re-mailed:

“I can resend the proxy materials to you, or I can review the proposals with you and record your vote immediately by phone.” (pause for response)

After review, ask them if they would like to vote now over the phone.

“The Board of Trustees of Conestoga Funds recommends that you vote “FOR” each of the proposals. Would you like to vote along with the recommendations of the Board?”

If they don’t want proposals reviewed:

“Do you have an email address the proxy materials can be sent to?” (If yes, enter the email address in the notes and read it back phonetically to the shareholder)

“Thank you.  You should receive the proxy materials shortly and the materials will inform you of the methods available to cast your vote, one of which is to call us back at 855-601-2246.”

If Not Interested:

“<Use rebuttal> I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important.  Please fill out and return your proxy card at your earliest convenience.  If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.”

ANSWERING MACHINE MESSAGE:

“Hello, my name is <Agent Name> and I am a proxy voting specialist calling on behalf of Conestoga Funds. You should have received proxy materials in the mail concerning the Special Meeting of Shareholders to be held on May 29, 2014.

“Your vote is very important.  Please sign, date and promptly mail your proxy card in the postage-paid envelope provided in the proxy materials.  Internet and telephone voting are also available.  To vote over the Internet please follow the instructions provided in the proxy materials.  If you have any questions, would like to vote over the telephone or need new proxy materials, call toll-free at 855-601-2246 and a proxy voting specialist will assist you.  Specialists are available Monday through Friday, 9:00 AM to 10:00 PM Eastern Time.  Voting takes just a few moments and will benefit all shareholders. Thank you for your prompt attention to this matter.”

AUTOMATED ANSWERING MACHINE MESSAGE:

“Hello, my name is <Agent Name> and I am a proxy voting specialist calling on behalf of Conestoga Funds. You should have received proxy materials in the mail concerning the Special Meeting of Shareholders to be held on May 29, 2014.

“Your vote is very important.  Please sign, date and promptly mail your proxy card in the postage-paid envelope provided in the proxy materials.  Internet and telephone voting are also available.  To vote over the Internet please follow the instructions provided in the proxy materials.  If you have any questions, would like to vote over the telephone or need new proxy materials, call toll-free at 855-601-2246 and a proxy voting specialist will assist you.  Specialists are available Monday through Friday, 9:00 AM to 10:00 PM Eastern Time.  Voting takes just a few moments and will benefit all shareholders. Thank you for your prompt attention to this matter.”

INBOUND - CLOSED RECORDING:

“Thank you for calling the Broadridge Proxy Services Center. Our offices are now closed.  Please call us back during our normal business hours, which are Monday through Friday, 9:00 AM to 10:00 PM Eastern Time.  Thank you.”

INBOUND - CALL IN QUEUE MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center.  Our proxy specialists are currently assisting other shareholders.  Your call is important to us.  Please continue to hold and your call will be answered in the order in which it was received.”

END OF CAMPAIGN MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related calls. If you have questions about your investment, please contact your Financial Advisor or the fund company directly.  Thank you and have a nice day.”